Filed pursuant to Rule 433
January 10, 2023
Pricing Term Sheet
Relating to
Preliminary Prospectus Supplement dated
January 9, 2023 to
Registration Statement No. 333-238245

STATE OF ISRAEL

4.500% Bonds due 2033

Issuer:	State of Israel
Securities Offered:	4.500% Bonds due 2033 (the “bonds”)
Principal Amount:	US$2,000,000,000
Maturity Date:	January 17, 2033
Trade Date:	January 10, 2023
Original Issue Date (Settlement):	Expected January 17, 2023 (T+4)[1] through the book-entry facility of The Depository Trust Company
Issue Price (Price to Public):	99.419% , plus accrued interest from January 17, 2023 if settlement occurs after that date
Net Proceeds to Issuer (before expenses):	US$1,985,880,000 (99.294%)
Coupon:	4.500%
Yield to Maturity:	4.573%
Benchmark Treasury:	4.125% due November 15, 2032
Benchmark Treasury Price and Yield:	104-04; 3.623%
Spread to Benchmark Treasury:	+95 basis points
Interest Payment Period:	Semi-annually
Interest Payment Dates:	Each January 17 and July 17, commencing July 17, 2023
Denominations:	US$200,000 and multiples of US$1,000 above that amount
Business Day:	New York
CUSIP:	46514B RA7
ISIN:	US46514BRA79
Joint Bookrunners:	Barclays Bank PLC (25%); BNP Paribas (25%); BofA Securities, Inc. (25%); Citigroup Global Markets Inc. (25%)
Issuer Ratings:	A1 (positive) / AA- (stable) / A+ (stable)* (Moody’s) / (Standard & Poor’s) / (Fitch)
Expected Issue Ratings:	A1 / AA- / A+* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated January 9, 2023 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated May 20, 2020 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465923001972/0001104659-23-001972-index.htm

1 We expect that delivery of the bonds will be made to investors on or about January 17, 2023, which will be the fourth business day, accounting for federal holidays as observed in the United States, following the date of this pricing term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing will be required, by virtue of the fact that the bonds initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674 or dl.syndsupportbonds@bnpparibas.com, BofA Securities, Inc. toll-free at 1-800-294-1322 and Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Advertisement: The final prospectus supplement and the accompanying prospectus, when published, will be available at https://www.bourse.lu/cssf-approvals.

UK MiFIR – professional investors/ECPs only: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients (all distribution channels).

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